Exhibit 99.1

Edward Jones Announces Results for Full-Year 2020

The Jones Financial Companies, L.L.L.P. (the “Partnership” or the “Firm”), including the principal operating subsidiary of the Partnership, Edward D. Jones & Co., L.P. (collectively, “Edward Jones”), is pleased to announce its full-year 2020 results.

The Firm continues to strive to help serious, long-term individual investors achieve their financial goals by understanding their needs and implementing tailored solutions. Throughout 2020, during the global pandemic, Edward Jones continued to serve more than 7 million investors in the U.S. and Canada. Despite significant uncertainty throughout the year, the Partnership experienced both revenue and profitability growth in 2020.

Net revenue in 2020 was $10.1 billion, a 7% increase compared to 2019, reflecting a 10% increase in fee revenue and a 9% increase in trade revenue. Fee revenue increased to $8.2 billion in 2020 from $7.5 billion in 2019, primarily due to higher average market levels and the continued investment of client assets in advisory programs. Trade revenue increased $138 million to $1.7 billion in 2020 due to an increase in commissions revenue from higher overall margins with an increase in client dollars invested in mutual fund and equity products.

Net income before allocations to partners increased 18% to $1.3 billion in 2020 compared to 2019 due to the increase in net revenue and decreases in operating expenses. With the uncertainty throughout the year, the Partnership implemented several ongoing measures to optimize firm resources and control costs.

The Firm ended the year with $1.5 trillion of client assets under care, a $197 billion increase from 2019, due to increases in the market value of client assets as well as an increase of $66 billion in net new assets gathered during the year.

In 2020, Edward Jones ended with 19,225 financial advisors, an increase of 521 compared to 2019, allowing Edward Jones to serve more clients and create a positive impact in communities.

Financial Highlights

(unaudited, $ in millions, unless otherwise noted)

	December 31,
	2020	2019	Change	% Change

Financial Advisors (at year end)	19,225	18,704	521	3%
Client Assets Under Care (at year end) (billions)	$1,546	$1,349	$197	15%
Net New Assets for the Year (billions)	$66.1	$63.7	$2	4%

	For the years ended December 31,
	2020	2019	$ Change	% Change
Net Revenue
Fee Revenue	$8,175	$7,452	$723	10%
Trade Revenue	1,719	1,581	138	9%
Other Revenue, net	169	336	(167)	-50%

Total Net Revenue	$10,063	$9,369	$694	7%

Net Income Before Allocations to Partners	$1,285	$1,092	$193	18%